Exhibit 99.1

FOR FURTHER INFORMATION, CONTACT:	MEDIA INQUIRIES, CONTACT:
John Bacon Vice President, Marketing Cole Real Estate Investments, Inc. john.bacon@ColeREIT.com	Great Ink Communications 212.741.2977 Eric Waters | eric.waters@greatink.com Tom Nolan | tom@greatink.com
Jessica Thorsheim Director, Investor Relations Cole Real Estate Investments, Inc. investorrelations@ColeREIT.com 877.405.2653

Cole Real Estate Investments, Inc. Announces Preliminary Results of its
Modified Dutch Auction Tender Offer

PHOENIX, AZ: (August 9, 2013) - Cole Real Estate Investments, Inc. (NYSE: COLE) (the “Company”) announced today the preliminary results of its modified “Dutch auction” tender offer to purchase for cash up to $250 million in value of its shares of common stock (the “Common Stock”) on the terms and subject to the conditions described in its Offer to Purchase dated June 20, 2013, which expired at 5:00 p.m., New York City time, on August 8, 2013. Goldman, Sachs & Co. and Lazard Frères & Co. LLC acted as the dealer managers for the tender offer.

Based on the preliminary count by The Colbent Corporation, the paying agent and depositary for the tender offer, a total of 281,774,434 shares of Common Stock were properly tendered and not properly withdrawn at the final purchase price of $12.25 per share, including 30,924,108 shares of Common Stock subject to notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the paying agent and depositary, the Company will accept for purchase approximately 20,408,163 shares of Common Stock properly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $12.25 per share, for an aggregate cost of approximately $250 million, excluding fees and expenses relating to the tender offer. Based on this preliminary count, the approximately 20,408,163 shares of Common Stock to be accepted for purchase in the tender offer represent approximately 4.2% of the Company's currently outstanding shares of Common Stock. Based on these preliminary numbers, the Company anticipates that, following settlement of the tender offer, it will have approximately 469,400,012 shares of Common Stock outstanding.

Due to the oversubscription of the tender offer, based on the preliminary count described above, the Company will accept for purchase on a pro rata basis approximately 7% of the shares of Common Stock properly tendered and not properly withdrawn at the purchase price of $12.25 per share by each tendering stockholder (other than “odd lot” holders, whose shares of Common Stock will be purchased on a priority basis).

The number of shares of Common Stock to be purchased, the purchase price and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the paying agent and depositary and is based on the assumption that all shares of Common Stock subject to notices of guaranteed delivery will be delivered within three business days after the date of receipt by the depositary of the notice of guaranteed delivery. The final number of shares of Common Stock to be purchased, the final purchase price and the final proration information will be announced following completion of the confirmation process. Payment for the shares of Common Stock accepted for purchase under the tender offer, and return of all other shares of Common Stock tendered and not purchased, will occur promptly, in accordance with applicable law. The Company expects to announce the final results of the tender offer on or about August 15, 2013.

Important Notice
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company.

About Cole Real Estate Investments, Inc.
Cole Real Estate Investments, Inc. (NYSE: COLE) is an industry-leading net-lease REIT that acquires and manages real estate assets leased long-term to a high-quality, diversified tenant base. Since 1979, Cole has leveraged its deep relationships, efficiencies of scale and rigorous operational processes to acquire and actively manage retail, office and industrial properties. As of June 30, 2013, Cole Real Estate Investments had total assets of $7.9 billion, which included 1,014 properties representing approximately 44 million square feet of commercial real estate in 48 states. Cole's private capital management business, Cole CapitalTM, is a leading sponsor of non-listed REITs. According to industry reports from Robert A. Stanger & Co., Cole is the only non-listed REIT sponsor to rank in the top three for annual capital raised each of the past five years.

Forward-Looking Statements
Certain statements contained in this press release may be considered forward-looking statements. Words such as “may,” “will,” “intends,” “would,” “could,” “should” or comparable words, variations and similar expressions are intended to identify forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this press release. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this press release. Except as required by law, we undertake no obligation to update or revise forward-looking statements to reflect future changes or events.

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